For the peroid ended December 31, 2006

Municipal Money Market Series
File Number 811-6173

RMA New Jersey

Exhibit 77Q1

AMENDMENT NO. 2 TO THE INVESTMENT ADVISORY AND ADMINISTRATION CONTRACT

This Agreement is made as of July 19, 2006, by and between UBS FINANCIAL SERVICES INC., a Delaware corporation (Manager) (f/k/a UBS PaineWebber Incorporated, f/k/a PaineWebber Incorporated), and UBS MUNICIPAL MONEY MARKET SERIES, a Massachusetts business trust (the Trust) (f/k/a UBS PaineWebber Municipal Money Market Series, f/k/a PaineWebber Municipal
Money Market Series, f/k/a PaineWebber/Kidder Peabody Municipal Money Market Series), on behalf of its series, UBS RMA New Jersey Municipal Money Fund (the Fund) (f/k/a UBS PaineWebber RMA New Jersey Municipal Money Fund, f/k/a PaineWebber RMA New Jersey Municipal Money Fund).

WITNESSETH:

WHEREAS, there is now in effect an Investment Advisory and Administration Contract dated as of April 13, 1995, providing for services to be furnished to the Fund by the Manager on certain terms and conditions and subject to certain provisions set forth therein; and

WHEREAS, the Fund and the Manager wish to amend said Agreement and such amendment has been approved as required by the terms of the Agreement,

NOW THEREFORE, the parties agree as follows:

1. Section 8(a) of the Investment Advisory and Administration Contract is amended, effective as of August 1, 2006, to read as follows:
8. Compensation. (a) For the services provided and the expenses assumed pursuant to this Contract with respect to the New Jersey Series, the Fund will pay to Manager a fee, computed daily and paid monthly, at the annual rate of such Series average daily net assets set forth below:

Average Daily Net Assets                             Annual Rate
Up to $300 million of average daily net assets             0.45%
In excess of $300 million up to $750 million               0.39%
Over $750 million                                          0.31%

2. This Amendment No. 2 supersedes the prior fee reduction Amendment dated as of August 25, 2003.

3. In all other respects said Investment Advisory and Administration Contract is reaffirmed and shall continue in effect for the period provided by such Contract.

4. This Amendment may be executed in several counterparts, each of which shall be original.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names by their duly authorized officers as of the date and year first above written.


UBS MUNICIPAL MONEY MARKET SERIES
By:     /s/ Thomas Disbrow
Title:  Vice President & Treasurer
By:  /s/ Keith A. Weller
Title: Vice President and Assistant Secretary

UBS FINANCIAL SERVICES INC.
By:___/s/ __Peter Stanton
Title: Executive Director
By:__/s/  __Steve Roussin
Title: Managing Director


Exhibit 77Q1

UBS MUNICIPAL MONEY MARKET SERIES

CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY FOR BOARD
RESOLUTIONS APPROVING BYLAW AMENDMENTS

I, Keith A. Weller, Vice President and Assistant Secretary of UBS Municipal Money Market Series (the Trust), hereby certify that, at a duly convened meeting of the Board of Trustees held on November 15, 2006, the Board of Trustees duly and unanimously approved the following preambles and resolution:

WHEREAS, the Nominating and Corporate Governance Committee of the Board has recommended to the full Board that the Boards mandatory retirement age be changed from 72 to 74; and

WHEREAS, the Board has accepted the Nominating and Corporate Governance Committees recommendation and has determined that it is in the best interest of the Trust to change the Boards retirement age policy;

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the relevant section of the Trusts Bylaws, as amended (the Bylaws), concerning amendments to the Trusts Bylaws, Article II, Section 12 of the Trusts Bylaws be, and it hereby is, amended to read as follows:

Section 12. Retirement of Trustees. Each Trustee who has attained the age of seventy-four (74) years shall retire from service as a Trustee on the last day of the month in which he or she attains such age. Notwithstanding anything in this Section, a Trustee may retire at any time as provided for in the governing instrument of the Trust.

IN WITNESS WHEREOF, I have signed this certificate as of the 26th day of February, 2007.

UBS MUNICIPAL MONEY MARKET SERIES


By:		/s/ Keith A. Weller
Name:		Keith A. Weller
Title:		Vice President and Assistant Secretary